Exhibit 12
                                                                     Form 10-Q
                                                                    For the Six
                                                                    Months Ended
                                                                   June 30, 2000


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)


Income before income taxes                            $6,081

Add net equity investment losses, net of
  distributions of less than 50% owned
  affiliates                                             610

Add fixed charges, excluding capitalized interest      1,530

Total earnings before income taxes and
  fixed charges                                       $8,221


Fixed Charges:

Total interest expense                                $1,212

Capitalized interest                                     141

Interest portion of rental expense                       153

Dividend requirements on subsidiary preferred
  stock and interest on trust preferred
  securities                                             165

  Total fixed charges                                $ 1,671

Ratio of earnings to fixed charges                       4.9